UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 5, 2008
Avanir Pharmaceuticals
(Exact name of registrant as specified in its charter)

California	001-15803	33-0314804

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Enterprise, Suite 300, Aliso Viejo, California	92656

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 389-6700
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On June 5, 2008, Avanir Pharmaceuticals (the “Company”) and Neal R. Cutler entered into a letter agreement, dated as of June 2, 2008, to amend certain promissory notes issued by the Company to Mr. Cutler in May 2006 as part of the consideration for the Company’s purchase of Alamo Pharmaceuticals LLC. The notes were initially issued in the principal amounts of $14,400,000, $6,675,000, $4,000,000, $2,000,000 and $2,000,000 (collectively, the “Notes”), bearing interest at an average rate equal to LIBOR plus 1.33% and payable on May 24, 2009 (the “Maturity Date”). Through March 31, 2008, the Company had repaid approximately $17.1 million of outstanding principal under the Notes. Under the terms of the letter agreement with Mr. Cutler, the aggregate outstanding principal amount due under the Notes was reduced by 9.25%, or approximately $1.1 million, in exchange for the immediate repayment of the Notes. Accordingly, the Company paid Mr. Cutler a total sum of $10.9 million on June 6, 2008 in full satisfaction of the Notes. The accelerated repayment of the Notes represents as estimated savings of approximately $1.2 million in principal and interest payments through the original Maturity Date, net of estimated lost earnings on cash balances that would have been held through the Maturity Date.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 6, 2008	Avanir Pharmaceuticals
	By:	/s/ Christine G. Ocampo
Christine G. Ocampo
Vice President, Finance